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SOFTKEY                                                             Exhibit 99.1
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                                                   CONTACT:  R. SCOTT MURRAY
                                                      CHIEF FINANCIAL OFFICER
                                                                 617-494-5861
FOR IMMEDIATE RELEASE
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                         SOFTKEY INTERNATIONAL INC.
           REPORTS SECOND QUARTER EARNINGS PER SHARE GROWTH OF 67%
                                     AND
       THE ACQUISITION OF TEWI VERLAG GmbH, A GERMAN SOFTWARE PUBLISHER


Cambridge, MA, July 25, 1995 -- SoftKey International Inc. (Nasdaq: SKEY and
TSE: SSK) today announced both its second quarter June 30, 1995 results and the acquisition of Tewi Verlag GmbH, a software publisher and distributor located in Munich, Germany.

Net income for the quarter increased by 101% to $7,954,000 compared to $3,954,000 in the prior year. Net income for the six months ended June 30, 1995 increased by 75% to $17,973,000 as compared to $10,275,000 in the prior year. Earnings per fully diluted share increased by 67% in the second quarter 1995 to $.35 per share from $.21 in the prior year. Earnings per fully diluted share for the six month period ended June 30, 1995 were $.79 versus $.54 in the prior year. Revenues for the three and six month periods ended June 30, 1995 were $33,717,000 and $74,721,000 as compared to $26,786,000 and $62,090,000 in the prior year.

Softkey also announced today the acquisition of Tewi Verlag GmbH, a German software publisher and distributor. Tewi, which was privately held, had revenues of approximately $15 million in its most recently completed fiscal year. The purchase price was settled by a combination of cash and issuance of SoftKey common stock totaling approximately $16 million. Tewi publishes over 110 German language software titles sold in over 11,000 retail stores in Germany.

Michael Perik, SoftKey's Chairman and Chief Executive Officer said, "The results of our most recent quarter confirm that consumers have a strong demand for quality consumer software at affordable prices. SoftKey has seen revenues in its core publishing business grow in the first six months of 1995 by 47% over revenues of the prior year. This growth has been fueled by the strong demand for CD-ROM titles, which now comprise over 90% of our retail sales." In addition, Mr. Perik said, "SoftKey's balance sheet now reflects the proceeds from its recent common stock offering. Our strong capital and cash base has positioned the company to be a leader in the consolidation of the consumer software industry."

Kevin O'Leary, SoftKey's President said, "SoftKey's acquisition of Tewi positions the company to become a leader in the German language software market. We believe that Europe is just beginning the growth that the software industry in the United States has been enjoying for the last three years. We plan to consolidate our current German facilities with the Tewi operations. Tewi's strong retail relationships will enable us to increase market penetration of our 40 German sofware titles."

SoftKey International Inc. is ranked as one of the world's largest consumer software publishers by the 1995 Soft-Letter 100. SoftKey develops, publishes and markets over 300 consumer software titles targeted at the home user in the edutainment, lifestyle and productivity categories. SoftKey's product offerings include popular titles such as Calendar Creator Plus, BodyWorks 4.0, The American Heritage Talking Dictionary, Sports Illustrated Swimsuit Calendar, MPC Wizard, KeyCAD Complete, Mosby's Medical Encyclopedia, Time Almanac and the Platinum jewel case, KeyKids and PowerPak lines. SoftKey's products are sold in over 15,000 stores in over 40 countries in the retail, direct mail and OEM sales channels.







     SOFTKEY INTERNATIONAL INC. ONE ATHENAEUM STREET  CAMBRIDGE, MA 02142
          UNITED STATES OF AMERICA TEL 617 494-1200 FAX 617 494-1219